Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                 Contact:
                                                           Elwood F. Winn
                                                           President and CEO
                                                           920-208-4100
                                                           ewinn@shopthepig.com


             FRESH BRANDS' CHIEF FINANCIAL OFFICER ARMAND GO RESIGNS

SHEBOYGAN, WI, August 15, 2002....Fresh Brands, Inc. (Nasdaq: FRSH) today announced that Armand Go, its chief financial officer, is resigning to seek a position that will allow him to spend additional time with his family. His resignation will be effective on August 23.

"Over the past 10 years, Armand has made a tremendous contribution to Fresh Brands. He played important roles in the creation of our holding company structure and the successful completion of our June 2001 acquisition of Dick's Supermarkets," said Elwood Winn, Fresh Brands' president and chief executive officer.

"I have certainly enjoyed my 10 years with the company and regret having to leave at this point in the company's development," said Armand Go. "However, the demands of the office were significantly impacting my personal life and my family. I simply came to the realization that I should resign my position with Fresh Brands for these personal reasons and spend some time re-evaluating my priorities."

"I'd like to emphasize that Armand's decision is not related to any accounting issues. He has a young family and the time and commitment demands of trying to execute our strategic plan to grow our company and to run our business have simply been too stressful on his family life. While we will miss him, we are happy that he will be able to spend additional time with his family, and we wish him the very best," said Winn.

Fresh Brands has initiated a search for a new chief financial officer. During the interim period, Winn, who served as Fresh Brands' chief financial officer from May 2000 to December 2000, will assume the additional duties of acting chief financial officer until a replacement is named. Michael Isken will continue to serve as the company's corporate controller. This temporary arrangement is designed to provide an orderly transition while at the same time minimizing any disruption to Fresh Brands' operations.

As a follow-up to this release, Fresh Brands will host a conference call at 2:00 p.m. Eastern/1:00 p.m. Central Time today to discuss Armand Go's resignation and Fresh Brands' search for a new chief financial officer. Interested parties are invited to call 1-888-917-8044 (passcode is "Winn", call leader is Elwood Winn).

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets, 27 corporate-owned stores three distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit Fresh Brands' corporate web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.

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